EXHIBIT 23(b)




INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of Chartwell Re Corporation on Form S-8 of our report dated February 2, 1996 appearing in the Annual Report on Form 10-K of Chartwell Re Corporation for the year ended December 31, 1995 and to the reference to us under Item 5."Interests of Named Experts and Counsel" appearing in this Registration Statement.



DELOITTE & TOUCHE LLP

Parsippany, New Jersey
December 9, 1996